EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the following Registration Statements of 360 Communications Company and in the related prospectuses of our report dated February 14, 1997, with respect to the financial statements of Kansas City SMSA Limited Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 1996. The financial statements referred to above are not included in this Form 10-K.


      $500 Million Shelf Registration                 Form S-3 No. 333-21331

      Retirement Savings Plan                         Form S-8 No. 333-1378

      Replacement Stock Option Plan                   Form S-8 No. 333-1380

      1996 Equity Incentive Program and Director
      Equity and Deferred Compensation                Form S-8 No. 333-1382





                                                      Ernst & Young LLP

San Antonio, Texas
March 27, 1997